EXHIBIT 99.1

Oil States Announces Fourth Quarter Earnings of $0.94 Per Share Before Transaction Costs

HOUSTON, Feb. 17, 2011 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended December 31, 2010 of $44.0 million, or $0.82 per diluted share, compared to $39.9 million, or $0.78 per diluted share, in the fourth quarter of 2009. During the fourth quarter of 2010, the Company completed the $725 million acquisition of The MAC Service Group Limited, a leading provider of remote site accommodations to the Australian natural resources industries, along with two other strategic acquisitions, incurring approximately $6.3 million ($0.11 per diluted share after-tax) of transaction related expenses and $0.9 million ($0.01 per diluted share after-tax) of interest expense prior to closing. Excluding these transaction costs, the Company earned fourth quarter 2010 net income of $50.6 million, or $0.94 per diluted share, and $105.7 million of Adjusted EBITDA on revenues of $696.8 million. EBITDA is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes goodwill impairments taken in 2009 and transaction costs incurred in the fourth quarter of 2010. (Please refer to the press release footnotes (A) and (D) for a reconciliation of EBITDA and Adjusted EBITDA, respectively.) These results compare to revenues of $528.7 million and EBITDA of $90.1 million in the fourth quarter of 2009.  The year-over-year improvements in revenues and EBITDA were primarily due to stronger North American drilling and completion activity partially offset by lower revenues and EBITDA from the offshore products segment due to lower backlog levels in 2010 compared to 2009. Consolidated operating income in the fourth quarter of 2010 was $67.6 million compared to $58.5 million for the corresponding quarter of 2009.

"Our well site services businesses generated significantly improved results during the quarter, well in excess of the increase in U.S. drilling rig activity. Year-over-year revenue and EBITDA increased 70% and 134%, respectively, due to our proportionately higher revenue potential on horizontal well completions performed in the most active shale play regions," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer.  "Oil sands activity remained strong given high occupancy levels at our oil sands lodges. Our offshore products business reported lower year-over-year results given its reduced backlog at the beginning of the period; however, order levels were exceptionally strong in the fourth quarter at $208 million, boding well for second half 2011 and 2012 activity for the segment."

Mrs. Taylor continued, "We were very pleased to complete three strategic acquisitions in the fourth quarter as well as syndicate a new senior credit facility. We completed the MAC acquisition on December 30, 2010, significantly increasing the reach of our accommodations segment. This acquisition allows us to leverage our expertise in providing the full suite of accommodations services in resource areas while providing substantial additional avenues for future growth."

"In addition, we acquired Mountain West in December 2010, which extended our North American accommodations' platform into the increasingly active Bakken shale play. We also completed the Acute Technology Services acquisition for the offshore products segment, enhancing our service offering and project capabilities on deepwater production platform and subsea pipeline projects. Consideration paid for these two transactions totaled $77 million."

The Company's effective tax rate for the fourth quarter of 2010 increased to 29.0% from 27.9% in the fourth quarter of 2009.  The effective rate in the fourth quarter of 2010 was lower than statutory rates primarily due to lower foreign tax rates. The lower effective tax rate in the fourth quarter of 2009 was primarily attributable to the impact of the goodwill impairment taken in the second quarter of 2009 on the overall effective tax rate for the full year of 2009. The Company spent $61 million in capital expenditures during the fourth quarter of 2010 primarily related to the accommodations segment ($34 million) and rental tools segment ($15 million).

For the year ended December 31, 2010, the Company reported revenues of $2.4 billion, EBITDA of $379.8 million and net income of $168.0 million, or $3.19 per diluted share. Excluding the transaction costs related to the fourth quarter acquisitions, the Company earned $386.7 million of Adjusted EBITDA and $175.3 million of net income, or $3.33 per diluted share. For the full year 2009, the Company reported revenues of $2.1 billion and EBITDA of $238.2 million which resulted in $59.1 million of net income, or $1.18 per diluted share. Excluding the goodwill impairment charges taken in the second quarter of 2009, the Company reported $332.7 million of Adjusted EBITDA and $140.4 million of net income, or $2.79 per diluted share, during 2009. Capital expenditures for the full year 2010 totaled $182 million.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the fourth quarter of 2010 to the results from the fourth quarter of 2009.)

Accommodations

Accommodations generated revenues of $142.5 million and EBITDA of $47.6 million for the fourth quarter of 2010 compared to revenues and EBITDA of $140.9 million and $50.7 million, respectively, in the fourth quarter of 2009. The fourth quarter 2009 results included minimum contract guaranteed revenues which generated $7.4 million of EBITDA compared to $4.6 million of contract guarantee EBITDA in the fourth quarter of 2010, resulting in fairly flat accommodations results year-over-year. Revenues and EBITDA generated by the oil sands lodges increased by 28% and 20%, respectively, due to a 22% increase in available rooms and the 4% appreciation in the Canadian dollar relative to the U.S. dollar.  Gross margin as a percent of revenues declined to 39% in the fourth quarter of 2010 compared to 42% in the fourth quarter of 2009 primarily due to lower payments under minimum contract guarantees compared to the prior year.

Well Site Services

Well site services generated revenues of $139.3 million and EBITDA of $36.8 million in the fourth quarter of 2010 compared to revenues and EBITDA of $81.7 million and $15.7 million, respectively, in the fourth quarter of 2009. The year-over-year revenue and EBITDA growth of 70% and 134%, respectively, was primarily due to the 52% year-over-year improvement in U.S. drilling and completion activity along with higher revenue potential from horizontal completions in the shale plays.

Rental tools generated $104.5 million and $28.1 million of revenues and EBITDA, respectively, in the fourth quarter of 2010 compared to revenues of $57.0 million and EBITDA of $11.7 million in the fourth quarter of 2009.  The 83% year-over-year improvement in revenues and the 140% year-over-year improvement in EBITDA were primarily due to the increased U.S. drilling and completion activity, particularly in the key shale play regions such as the Haynesville, Marcellus, Eagleford and Granite Wash basins, combined with improved product mix and pricing.

Drilling services generated revenues and EBITDA of $34.8 million and $8.6 million, respectively, in the fourth quarter of 2010 compared to $24.7 million of revenues and EBITDA of $4.0 million in the fourth quarter 2009. The year-over-year increase in revenues and EBITDA was due to an overall increase in rig utilization to 71% in the fourth quarter of 2010 from 52% in the fourth quarter of 2009. The positive utilization impact, coupled with higher dayrates, contributed to the 41% and 116% increases in revenues and EBITDA, respectively. EBITDA margins improved from 16% in the fourth quarter of 2009 to 25% in the fourth quarter of 2010, as higher utilization levels allowed for improved daily cash margin year-over-year.

Offshore Products

The offshore products segment generated revenues and EBITDA of $117.6 million and $20.5 million, respectively, in the fourth quarter of 2010 compared to $127.1 million of revenues and $24.5 million in EBITDA in the fourth quarter of 2009. Offshore products revenues and EBITDA declined year-over-year primarily as a result of reduced shipments of subsea pipeline and drilling rig and vessel equipment, given lower beginning backlog levels in 2010 compared to 2009. Gross margin as a percent of revenues declined slightly year-over-year to 27% in the fourth quarter of 2010 compared to 28% in the fourth quarter of 2009, primarily due to lower cost absorption.   Backlog increased 34% sequentially to $353.7 million at December 31, 2010 from $264.4 million at September 30, 2010. Significant awards during the quarter included a major connector order for the Southeast Asian market and orders for equipment related to production platforms in the Gulf of Mexico and Brazil.

Tubular Services

Tubular services generated revenues of $297.4 million and EBITDA of $8.9 million during the fourth quarter of 2010 compared to revenues of $179.0 million and EBITDA of $6.9 million in the fourth quarter of 2009. Tubular services' OCTG shipments were up 68% year-over-year with 148,400 tons shipped in the fourth quarter of 2010 compared to 88,500 tons shipped in the fourth quarter of 2009, exceeding the 52% year-over-year increase U.S. drilling activity. Gross margin as a percent of revenues was 4% in the fourth quarter of 2010 compared to 5% in the fourth quarter of 2009. The lower gross margin in the fourth quarter of 2010 was primarily due to a larger portion of service related costs expensed on certain program work.   The Company's OCTG inventory decreased from the third quarter of 2010 by 2% to $333 million at December 31, 2010 due to strong fourth quarter shipments.

In conjunction with closing three strategic acquisitions, Oil States entered into a five year, senior credit facilities totaling $1.05 billion. The credit agreement provides revolving credit facilities in both the U.S. and Canada aggregating $750 million as well as funded term debt in both the U.S. and Canada totaling $300 million.  In connection with the MAC acquisition, the Company assumed an Australian credit facility with total borrowing capacity of A$75 million (US$75.9 million). At December 31, 2010, the Company had a total of $735.5 million drawn on these facilities leaving $368.3 million available to be drawn.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through the MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010 and the "Risk Factor" section of the Form 10-Q for the three months ended September 30, 2010 filed by Oil States with the SEC on November 5, 2010. In addition, the previously announced acquisition of The MAC Services Group Limited includes additional risks and uncertainties including, among other things, the risk that the businesses will not be integrated successfully, the risk that any synergies or other benefits from the combination may not be fully realized or may take longer to realize than expected, and disruption from the acquisition making it more difficult to maintain relationships with customers, employees or suppliers.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$696,759	$528,715	$2,411,984	$2,108,250
Costs and expenses:
Cost of sales and services	549,699	404,451	1,874,294	1,640,198
Selling, general and administrative expenses	41,386	36,916	150,865	139,293
Depreciation and amortization expense	32,114	31,246	124,202	118,108
Acquisition expenses	6,259	--	6,959	--
Impairment of goodwill	--	--	--	94,528
Other operating expense /(income)	(333)	(2,424)	82	(2,606)
Operating income	67,634	58,526	255,582	118,729

Interest expense	(5,769)	(3,551)	(16,274)	(15,266)
Interest income	436	30	751	380
Equity in earnings of unconsolidated affiliates	95	268	239	1,452
Other income / (expense)	(258)	220	330	414
Income before income taxes	62,138	55,493	240,628	105,709
Income tax (expense)/benefit	(18,035)	(15,460)	(72,023)	(46,097)
Net income	44,103	40,033	168,605	59,612
Less: Net income attributable to noncontrolling interest	151	140	587	498
Net income attributable to Oil States International, Inc.	$43,952	$39,893	$168,018	$59,114

Net income per share
Basic	$0.87	$0.80	$3.34	$1.19
Diluted	$0.82	$0.78	$3.19	$1.18

Weighted average number of common shares outstanding
Basic	50,626	49,751	50,238	49,625
Diluted	53,888	51,218	52,700	50,219

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,	December 31,
	2010	2010	2009
Assets		(unaudited)
Current assets
Cash and cash equivalents	$96,350	$138,380	$89,742
Accounts receivable, net	478,739	377,644	385,816
Inventories, net	501,435	504,773	423,077
Prepaid expenses and other current assets	23,480	27,944	26,933
Total current assets	1,100,004	1,048,741	925,568
Property, plant and equipment, net	1,252,657	784,315	749,601
Goodwill, net	475,222	219,321	218,740
Intangible assets, net	139,421	17,868	19,681
Investments in unconsolidated affiliates	5,937	5,617	5,164
Other non-current assets	42,758	13,047	13,632

Total assets	$3,015,999	$2,088,909	$1,932,386

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$304,739	$237,682	$208,541
Income taxes	4,604	3,365	14,419
Current portion of long-term debt (B)	181,175	161,716	464
Deferred revenue	60,847	60,296	87,412
Other current liabilities	2,810	2,701	4,387
Total current liabilities	554,175	465,760	315,223
Long-term debt (C)	731,732	7,904	164,074
Deferred income taxes	81,198	61,942	55,332
Other noncurrent liabilities	19,961	14,728	15,691
Total liabilities	1,387,066	550,334	550,320

Stockholders' equity
Common stock	541	538	531
Additional paid-in capital	508,429	494,401	468,428
Retained earnings	1,128,133	1,084,181	960,115
Accumulated other comprehensive income	84,549	52,353	44,115
Treasury stock	(93,746)	(93,746)	(92,341)
Total stockholders' equity	1,627,906	1,537,727	1,380,848

Noncontrolling interest	1,027	848	1,218
Total equity	1,628,933	1,538,575	1,382,066

Total liabilities and equity	$3,015,999	$2,088,909	$1,932,386

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues
Rental tools	$104,476	$57,046	$342,953	$234,121
Drilling and other	34,807	24,651	133,214	71,175

Well site services	139,283	81,697	476,167	305,296
Accommodations	142,481	140,871	537,690	481,402
Offshore products	117,588	127,118	428,963	509,388
Tubular services	297,407	179,029	969,164	812,164
Total revenues	$696,759	$528,715	$2,411,984	$2,108,250

Adjusted EBITDA (A) (D)
Rental tools (D)	$28,121	$11,693	$88,097	$37,477
Drilling and other	8,641	3,990	25,464	10,066

Well site services (D)	36,762	15,683	113,561	47,543
Accommodations	47,590	50,725	196,022	178,559
Offshore products	20,484	24,528	72,120	92,029
Tubular services	8,925	6,944	37,701	44,578
Corporate and eliminations	(14,327)	(7,760)	(39,638)	(29,976)
	99,434	90,120	379,766	332,733
Transaction Costs	6,259	--	6,959	--
Total Adjusted EBITDA (D)	$105,693	$90,120	$386,725	$332,733

Adjusted operating income / (loss) (D)
Rental tools (D)	$18,108	$1,154	$47,326	($3,316)
Drilling and other	3,141	(2,842)	576	(16,345)

Well site services (D)	21,249	(1,688)	47,902	(19,661)
Accommodations	35,069	40,077	151,417	140,665
Offshore products	17,386	21,763	60,664	81,049
Tubular services	8,427	6,300	35,941	41,758
Corporate and eliminations	(14,497)	(7,926)	(40,342)	(30,554)
	67,634	58,526	255,582	213,257
Transaction Costs	6,259	--	6,959	--
Total adjusted operating income (D)	$73,893	$58,526	$262,541	$213,257

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended December 31,
	2010	2009

Supplemental operating data

Offshore products backlog ($ in millions)	$353.7	$206.3

Tubular services operating data
Shipments (tons in thousands)	148.4	88.5
Quarter end inventory ($ in thousands)	$332,720	$265,718

Land drilling operating statistics
Average rigs available	36	37
Utilization	71.4%	52.5%
Implied day rate ($ in thousands per day)	$14.7	$13.8
Implied daily cash margin ($ in thousands per day)	$4.0	$2.7

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income / (loss)	$43,952	$39,893	$168,018	$59,114
Income tax provision	18,035	15,460	72,023	46,097
Depreciation and amortization	32,114	31,246	124,202	118,108
Interest income	(436)	(30)	(751)	(380)
Interest expense	5,769	3,551	16,274	15,266
EBITDA	$99,434	$90,120	$379,766	$238,205

(B) As of December 31, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were classified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.
(C) As of December 31, 2010, the Company had approximately $317.7 million available under its new senior credit facilities which have lending capacity totaling $1.05 billion. In addition, the Company had approximately $50.6 million available on its Australian credit facility.
(D) The rental tools, well site services and consolidated EBITDA and operating income for twelve months ended December 31, 2009 exclude $94.5 million goodwill impairment charge taken in the second quarter of 2009. The corporate and consolidated EBITDA and operating income for the three and twelve months ended December 31, 2010 exclude $6.3 million and $7.0 million of transaction costs, respectively, related to the strategic transactions completed in the fourth quarter of 2010.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
EBITDA	$99,434	$90,120	$379,766	$238,205
Acquisition expenses	6,259	--	6,959	--
Goodwill impairment	--	--	--	94,528
Adjusted EBITDA	$105,693	$90,120	$386,725	$332,733

Operating income / (loss)	$67,634	$58,526	$255,582	$118,729
Acquisition expenses	6,259	--	6,959	--
Goodwill impairment	--	--	--	94,528
Adjusted Operating Income	$73,893	$58,526	$262,541	$213,257
CONTACT:  Company Contact:
          Bradley J. Dodson
          Oil States International, Inc.
          713-652-0582